ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-253385 Dated August 10, 2023

HSBC USA Inc. Trigger Autocallable Contingent Yield Notes

$ Notes Linked to the Least Performing of the S&P 500® Index and the Nasdaq-100 Index® due on August 14, 2026

Investment Description

These Trigger Autocallable Contingent Yield Notes (the “Notes”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the Least Performing of the S&P 500® Index and the Nasdaq-100 Index® (each, an “Underlying Index” and together, the “Underlying Indices”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. HSBC will pay a quarterly Contingent Coupon if the Official Closing Level of each Underlying Index on the applicable Coupon Observation Date (including the Final Valuation Date) is equal to or greater than its Coupon Barrier. Otherwise, no coupon will be paid for the quarter. HSBC will automatically call the Notes if the Official Closing Level of each Underlying Index on any Coupon Observation Date, commencing on February 12, 2024, is equal to or greater than its Initial Level. If the Notes are called, HSBC will pay you the Principal Amount of your Notes plus the Contingent Coupon for the applicable quarter, and no further amounts will be owed to you under the Notes. The Underlying Index with the lowest Underlying Index Return is the “Least Performing Underlying Index.” If the Notes are not called prior to maturity and the Final Level of the Least Performing Underlying Index is equal to or greater than its Downside Threshold, HSBC will pay you a cash payment at maturity equal to the Principal Amount of your Notes plus the final Contingent Coupon. If the Final Level of the Least Performing Underlying Index is less than its Downside Threshold, HSBC will pay you less than the full Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Least Performing Underlying Index over the term of the Notes, and you may lose up to 100% of your Principal Amount.

Investing in the Notes involves significant risks. HSBC may not pay any Contingent Coupons on the Notes. You may lose some or all of your Principal Amount. You will be exposed to the market risk of each Underlying Index on each Coupon Observation Date and any decline in the level of one Underlying Index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying Index. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

Contingent Coupon: HSBC will pay a quarterly Contingent Coupon payment if the Official Closing Level of each Underlying Index on the applicable Coupon Observation Date is equal to or greater than its Coupon Barrier. Otherwise, no coupon will be paid for the quarter.

Automatically Callable: HSBC will automatically call the Notes and pay you the Principal Amount of your Notes plus the Contingent Coupon otherwise due for that applicable quarter if the Official Closing Level of each Underlying Index on any quarterly Coupon Observation Date, commencing on February 12, 2024, is equal to or greater than its Initial Level. If the Notes are not called, investors will potentially lose a portion of their Principal Amount at maturity.

Contingent Repayment of Principal Amount at Maturity: If the Notes have not been previously called and the Final Level of the Least Performing Underlying Index is not less than its Downside Threshold on the Final Valuation Date, HSBC will pay you the Principal Amount per Note at maturity plus the final Contingent Coupon. If the Official Closing Level of the Least Performing Underlying Index on the Final Valuation Date is less than its Downside Threshold, HSBC will pay a cash amount that is less than the Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Official Closing Level of the Least Performing Underlying Index from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates(1)

Trade Date	August 11, 2023
Settlement Date	August 16, 2023
Coupon Observation Dates(2)	Quarterly, commencing on November 13, 2023
Call Observation Dates(2)	Quarterly, commencing on February 12, 2024
Final Valuation Date(2)	August 11, 2026
Maturity Date(2)	August 14, 2026

[1] Expected [2] See page 4 for additional details

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE TERMS OF THE NOTES MAY NOT OBLIGATE HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING INDEX, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF HSBC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 6 AND THE MORE DETAILED "RISK FACTORS" BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering

The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The final terms of the Notes will be determined on the Trade Date.

Underlying Indices (Least Performing of)	Contingent Coupon Rate	Initial Level	Downside Thresholds	Coupon Barriers	CUSIP	ISIN
The S&P 500® Index (“SPX”)	9.75% to 10.75% per annum	•	70% of its Initial Level	70% of its Initial Level	40443B668	US40443B6680
The Nasdaq-100 Index® (“NDX”)	(to be determined on the Trade Date)	•	70% of its Initial Level	70% of its Initial Level

See "Additional Information about HSBC USA Inc. and the Notes" on page 2. The Notes offered will have the terms specified in the accompanying prospectus dated February 23, 2021, the accompanying prospectus supplement dated February 23, 2021, the accompanying equity index underlying supplement dated February 23, 2021 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or equity index underlying supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Notes will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Notes from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page hereof for a description of the distribution arrangement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $8.85 and $9.95 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See "Estimated Initial Value" on page 4 and "Key Risks" beginning on page 6 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Us
Per Note	$10.00	$0.00	$10.00
Total	•	•	•

1 See "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page hereof.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Notes

This document relates to the offering of Notes identified on the cover page. As a purchaser of a Note, you will acquire a senior unsecured debt instrument linked to the least performing of the Underlying Indices, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Notes relates to the Underlying Indices, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to any Underlying Index, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 23, 2021, the prospectus supplement dated February 23, 2021 and the equity index underlying supplement dated February 23, 2021. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying equity index underlying supplement, prospectus supplement or prospectus, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” beginning on page S-1 of the equity index underlying supplement and beginning on page S-1 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

HSBC USA Inc. has filed a registration statement (including the equity index underlying supplement, prospectus and prospectus supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the equity index underlying supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the equity index underlying supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

Equity index underlying supplement dated February 23, 2021:

http://www.sec.gov/Archives/edgar/data/83246/000110465921026625/tm217170d5_424b2.htm

Prospectus supplement dated February 23, 2021:

http://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

Prospectus dated February 23, 2021:

http://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated February 23, 2021, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated February 23, 2021 and references to the “equity index underlying supplement” mean the equity index underlying supplement dated February 23, 2021.

2

Investor Suitability

The Notes may be suitable for you if:

You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as the Least Performing Underlying Index.

You are willing to accept the individual market risk of each Underlying Index and understand that any decline in the level of one Underlying Index will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying Index.

You believe the Official Closing Level of each Underlying Index will be equal to or greater than its Coupon Barrier on most or all of the Coupon Observation Dates and equal to or greater than its Downside Threshold on the Final Valuation Date.

You understand and accept that you will not participate in any appreciation in the level of either Underlying Index, and your potential return is limited to the Contingent Coupon payments.

You are willing to invest in the Notes if the Contingent Coupon Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Contingent Coupon Rate will be set on the Trade Date).

You are willing to hold Notes that may be automatically called on any Coupon Observation Date, commencing on February 12, 2024, on which the Official Closing Level of each Underlying Index is equal to or greater than its Initial Level, or you are otherwise willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

You understand and accept the risks associated with each Underlying Index.

You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

You are willing to forgo dividends paid on the stocks included in the Underlying Indices and do not seek guaranteed current income from your investment.

You are willing to assume the credit risk associated with HSBC, as Issuer of the Notes, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

You believe that the level of either Underlying Index will decline during the term of the Notes and is likely to close below its Coupon Barrier on most or all of the Coupon Observation Dates and below its Downside Threshold on the Final Valuation Date.

You seek an investment that is designed to return your full Principal Amount at maturity.

You are not willing to make an investment in which you could lose some or all of your initial investment and you are not willing to make an investment that may have the same downside market risk as the Least Performing Underlying Index.

You are not willing to accept the individual market risk of each Underlying Index or are not willing to accept the risk that any decline in the level of one Underlying Index will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying Index.

You seek an investment that participates in the appreciation in the level of either Underlying Index or that has unlimited return potential.

You are unwilling to invest in the Notes if the Contingent Coupon Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Contingent Coupon Rate will be set on the Trade Date).

You are unable or unwilling to hold securities that will be automatically called on any Coupon Observation Date, commencing on February 12, 2024, on which the Official Closing Level of each Underlying Index is equal to or greater than its Initial Level, or you are otherwise unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

You prefer to receive the dividends paid on the stocks included in the Underlying Indices and seek guaranteed current income from your investment.

You do not understand or accept the risks associated with either Underlying Index.

You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes, for any payments on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlying Indices, see "Information About the Underlying Indices" in this document and the accompanying Equity Index Underlying Supplement, as applicable. You should also review carefully the "Key Risks" herein and the more detailed "Risk Factors" beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the accompanying prospectus supplement.

3

Indicative Terms

Issuer	HSBC USA Inc. ("HSBC")
Principal Amount	$10 per Note (subject to a minimum investment of $1,000).
Term	Approximately 3 years, unless earlier called
Trade Date(1)	August 11, 2023
Settlement Date (1)	August 16, 2023
Final Valuation Date(1)	August 11, 2026
Maturity Date(1)	August 14, 2026
Underlying Indices	The S&P 500® Index (Ticker: "SPX") and the Nasdaq-100 Index® (Ticker: "NDX")
Automatic Call Feature

The Notes will be automatically called if the Official Closing Level of each Underlying Index on any Coupon Observation Date, commencing on February 12, 2024, is equal to or greater than its Initial Level.

If the Notes are called, HSBC will pay you on the applicable Coupon Payment Date (which will also be the "Call Settlement Date") a cash payment per Note equal to your Principal Amount plus the Contingent Coupon otherwise due on that date. No further amounts will be owed to you under the Notes.

Coupon Payment Dates	Two business days following the applicable Coupon Observation Date, except that as to the final Coupon Observation Date, the Coupon Payment Date will be the Maturity Date. The expected Coupon Observation Dates and Coupon Payment Dates are set forth in the table below.
Contingent Coupon Rate	9.75% - 10.75% per annum (to be determined on the Trade Date).
Contingent Coupon

If the Official Closing Level of each Underlying Index is equal to or greater than its Coupon Barrier on any Coupon Observation Date, HSBC will pay you the Contingent Coupon applicable to that Coupon Observation Date.

If the Official Closing Level of either Underlying Index is less than its Coupon Barrier on any Coupon Observation Date, the Contingent Coupon applicable to that Coupon Observation Date will not accrue or be payable and HSBC will not make any payment to you on the relevant Coupon Payment Date.

The Contingent Coupon will be between $0.24375 and $0.26875 per quarter per Note (to be determined on the Trade Date). The following table sets forth the expected Coupon Observation Dates and Coupon Payment Dates.

Expected Coupon Observation Dates (1)	Coupon Payment Dates (2)
November 13, 2023	November 15, 2023
February 12, 2024	February 14, 2024
May 13, 2024	May 15, 2024
August 12, 2024	August 14, 2024
November 12, 2024	November 14, 2024
February 11, 2025	February 13, 2025
May 12, 2025	May 14, 2025
August 11, 2025	August 13, 2025
November 12, 2025	November 14, 2025
February 11, 2026	February 13, 2026
May 11, 2026	May 13, 2026
August 11, 2026	August 14, 2026
Contingent Coupon payments on the Notes are not guaranteed. HSBC will not pay you the Contingent Coupon for any Coupon Observation Date on which the Official Closing Level of either Underlying Index is less than its Coupon Barrier.
Payment at Maturity (per $10 Note)

If the Notes are not called, you will receive a payment on the Maturity Date calculated as follows:

If the Final Level of the Least Performing Underlying Index is equal to or greater than its Downside Threshold, HSBC will pay you a cash payment on the Maturity Date equal to $10 per $10 Principal Amount of Notes plus the final Contingent Coupon, if any.[3]

If the Final Level of the Least Performing Underlying Index is less than its Downside Threshold, HSBC will pay you a cash payment on the Maturity Date that is less than the Principal Amount, equal to:

$10 × (1 + Underlying Index Return of the Least Performing Underlying Index).

In this case, you will have a loss of principal that is proportionate to the decline in the Final Level of the Least Performing Underlying Index from its Initial Level and you will lose some or all of your Principal Amount.

Least Performing Underlying Index	The Underlying Index with the lowest Underlying Index Return.
Underlying Index Return	For each Underlying Index, calculated as follows: Final Level - Initial Level Initial Level
Downside Threshold	For each Underlying Index, 70.00% of its Initial Level.
Coupon Barrier	For each Underlying Index, 70.00% of its Initial Level.
Initial Level	For each Underlying Index, its Official Closing Level on the Trade Date.
Final Level	For each Underlying Index, its Official Closing Level on the Final Valuation Date.
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See "Key Risks - The Estimated Initial Value of the Notes, Which Will Be Determined by Us on the Trade Date, Is Expected to Be Less Than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any."

1 Expected. In the event HSBC makes any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same and the Coupon Observation Dates may be adjusted in a similar manner. Each Coupon Observation Date and Coupon Payment Date is subject to postponement in the event of a Market Disruption Event or non-trading day, as described under "Additional Terms of the Notes-Valuation Dates" and "-Coupon Payment Dates, Call Payment Dates and Maturity Date" in the accompanying equity index underlying supplement. Each Coupon Observation Date on and after February 12, 2024 will also be a Call Observation Date.

2 Contingent Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the Contingent Coupon payable upon Automatic Call or at maturity, as applicable, will be payable to the person to whom the Principal Amount upon Automatic Call or the Payment at Maturity, is payable. Commencing on February 12, 2024, these Coupon Payment Dates are also Call Settlement Dates if the Notes are automatically called on the related Coupon Observation Date.

3 Contingent repayment of principal is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

4

Investment Timeline

Trade Date	The Initial Level of each Underlying Index is observed and the terms of the Notes are determined.

Quarterly Contingent Coupon. The Notes are Callable on any quarterly Coupon Observation Date Beginning February 12, 2024.

If the Official Closing Level of each Underlying Index is equal to or greater than its Coupon Barrier on any Coupon Observation Date, HSBC will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Notes will automatically be called if the Official Closing Level of each Underlying Index on any Coupon Observation Date, commencing on February 12, 2024, is equal to or greater than its Initial Level.

If the Notes are called, HSBC will pay you a cash payment per Note equal to $10.00 plus the Contingent Coupon otherwise due on that date.

Maturity Date

The Final Level and Underlying Index Return of each Underlying Index are determined on the Final Valuation Date.

If the Notes have not been called and the Final Level of the Least Performing Underlying Index is equal to or greater than its Downside Threshold, HSBC will repay the Principal Amount equal to $10.00 per Note, plus the final Contingent Coupon, if any.

If the Notes have not been called and the Final Level of the Least Performing Underlying Index is below its Downside Threshold, HSBC will pay you a cash payment at maturity that will be less than the Principal Amount, if anything, resulting in a loss of principal proportionate to the decline of the Least Performing Underlying Index, equal to a return of:

$10 × (1 + Underlying Index Return of the Least Performing Underlying Index) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF HSBC. IF HSBC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

You will be exposed to the market risk of each Underlying Index on each Coupon Observation Date and any decline in the level of one Underlying Index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying Index. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note.

5

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but you are urged to read the more detailed explanation of risks relating to the Notes generally in the "Risk Factors" section of the accompanying equity index underlying supplement and the accompanying prospectus supplement. You are also urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Structure or Features of the Notes

Risk of Loss at Maturity - The Notes differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Notes. If the Notes are not called, HSBC will only pay you the Principal Amount of your Notes in cash if the Final Level of the Least Performing Underlying Index is greater than or equal to its Downside Threshold, and will only make that payment at maturity. If the Notes are not called and the Final Level of the Least Performing Underlying Index is less than its Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Level of the Least Performing Underlying Index from its Initial Level. You may lose some or all of your Principal Amount at maturity.

The Contingent Repayment of Principal Applies at Maturity - You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each Underlying Index at that time is above its Downside Threshold.

Limited Return on the Notes - The return potential of the Notes is limited to the Contingent Coupon Rate regardless of any appreciation of either Underlying Index. In addition, your total return on the Notes will vary based on the number of Coupon Observation Dates for which the Contingent Coupons are payable and may be less than the Contingent Coupon Rate, or even zero. Further, the return potential of the Notes is limited by the automatic call feature in that you will not receive any further payments after the Notes are called. Your Notes could be called as early as February 12, 2024, and your return could be minimal. If the Notes are not called, you may be exposed to the decline in the level of the Least Performing Underlying Index even though you cannot participate in any potential appreciation in the level of either Underlying Index. In addition, if the Notes have not been previously called and if the level of either Underlying Index is less than its Initial Level, as the Maturity Date approaches and the remaining number of Coupon Observation Dates decreases, the Notes are less likely to be automatically called, as there will be a shorter period of time remaining for the level of an Underlying Index to increase to its Initial Level. As a result, the return on an investment in the Notes could be less than the return on a direct investment in securities represented by the Underlying Indices.

No Assurance that the Return Strategy of the Notes Will Be Successful - While the Notes are structured to provide Contingent Coupons as long as the Official Closing Level of each Underlying Index on the relevant Coupon Observation Date does not decline below its Coupon Barrier, we cannot assure you of the economic environment during the term of the Notes, or at maturity. As a result, you may not receive a Contingent Coupon on any Coupon Payment Date, and you may lose some or all of your initial investment in the Notes.

Reinvestment Risk - If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as approximately 6 months after issuance.

Higher Contingent Coupons or Lower Downside Thresholds Are Generally Associated with an Underlying Index with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss - "Volatility" refers to the frequency and magnitude of changes in the level of an Underlying Index. The greater the expected volatility with respect to an Underlying Index on the Trade Date, the higher the expectation as of the Trade Date that the Underlying Index could close below its Coupon Barrier on a Coupon Observation Date, resulting in no Contingent Coupon being paid on the related Coupon Payment Date, or below its Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. This greater expected risk will generally be reflected in a higher Contingent Coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold or a higher Contingent Coupon) than for similar securities linked to the performance of an Underlying Index with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying Index can change significantly over the term of the Notes. The level of an Underlying Index for your Notes could fall sharply, which could result in a significant loss of principal, and the non-payment of one or more Contingent Coupons. You should be willing to accept the downside market risk of the Least Performing Underlying Index and the potential to lose some or all of your principal at maturity.

Because the Notes Are Linked to the Performance of More Than One Underlying Index, There Is a Greater Risk of Contingent Coupons Not Being Paid and of You Sustaining a Significant Loss on Your Investment - The risk that you will not receive any Contingent Coupons and lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar Notes that are linked to the performance of only one Underlying Index. With two Underlying Indices, it is more likely that the Official Closing Level of either Underlying Index will be less than its Coupon Barrier on a Coupon Observation Date or less than its Downside Threshold on the Final Valuation Date. Therefore it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss on your investment at maturity. In addition, movements in the levels of the Underlying Indices may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of a pair of Underlying Indices represents a statistical measurement of the degree to which the ratios of the returns of those Underlying Indices were similar to each other over a given period of time. The correlation between a pair of Underlying Indices is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlying Indices are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlying Indices) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying Index increases, the value of the other Underlying Index decreases and the ratio of their daily returns has been constant).

The lower (or more negative) the correlation between two Underlying Indices, the less likely it is that those Underlying Indices will move in the same direction and, therefore, the greater the potential for one of those Underlying Indices to close below its Coupon Barrier or Downside Threshold on a Coupon Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlying Indices are, the greater the likelihood that at least one of the Underlying Indices will decrease in value. This results in a greater potential for a Contingent Coupon not to be paid during the term of the Notes and for a loss of principal at maturity. However, even if two Underlying Indices have a higher positive correlation, one or both of those Underlying Indices might close below its Coupon Barrier or Downside Threshold on a Coupon Observation Date or the Final Valuation Date, as both of those Underlying Indices may decrease in value together.

HSBC determines the Contingent Coupon Rate for the Notes based, in part, on the correlation among the Underlying Indices, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Contingent Coupon Rate than would be payable on notes that have a higher degree of correlation.

Your Return Will Be Based on the Individual Return of Each Underlying Index - Unlike notes linked to a basket of underlyings, the Notes will be linked to the individual performance of each Underlying Index. Because the Notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlying Indices to the same degree for each Underlying Index. The amount payable on the Notes, if any, depends on the performance of the Least Performing Underlying Index regardless of the performance of the other Underlying Index. You will bear the risk that either of the Underlying Indices will perform poorly.

You May Not Receive any Contingent Coupons - HSBC will not necessarily make periodic coupon payments on the Notes. If the Official Closing Level of either Underlying Index on a Coupon Observation Date is less than its Coupon Barrier, HSBC will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the Official Closing Level of either Underlying Index is less than its Coupon Barrier on each of the Coupon Observation Dates, HSBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

The Probability That an Underlying Index Will Fall Below Its Coupon Barrier or Downside Threshold on a Coupon Observation Date Will Depend on Its Volatility - "Volatility" of an Underlying Index refers to the frequency and magnitude of changes in its level. Greater expected volatility with respect to an Underlying Index reflects a higher expectation as of the Trade Date that the Underlying Index could close below its Coupon Barrier or Downside Threshold on a Coupon Observation Date, resulting in no Contingent Coupons payable on the Notes or even the loss of some or all of your investment. However, an Underlying Index's volatility can change significantly over the term of the Notes. The level of an Underlying Index could fall sharply, which could result in a significant loss of principal, and the non-payment of one or more Contingent Coupons.

The Amount Payable on the Notes Is Not Linked to the Levels of the Underlying Indices at Any Time Other Than on the Coupon Observation Dates, Including the Final Valuation Date - The return on the Notes will be based on the Official Closing Level of each Underlying Index on the Coupon Observation Dates, subject to postponement for non-trading days and certain Market Disruption Events. Even if the level of an Underlying Index appreciates prior to the applicable Coupon Observation Date but then drops on that day to a level that is less than the Initial Level or Coupon Barrier, the Notes will not be called, the Contingent Coupon may not be payable, and the return on the Notes will be less, and may be significantly less, than it would have been had the Notes been linked to the level of that Underlying Index prior to such decrease. Although the actual level of an Underlying Index on the Maturity Date or at other times during the term of the Notes may be higher than its Official Closing Level on any Coupon Observation Date, the return on the Notes will be based solely on the Official Closing Level of each Underlying Index on the applicable Coupon Observation Dates, including the Final Valuation Date.

Risks Relating to the Underlying Index

Changes Affecting an Underlying Index - The policies of an Underlying Index's sponsor concerning additions, deletions and substitutions of the stocks included in that Underlying Index and the manner in which the sponsor takes account of certain changes affecting those stocks may adversely affect the level of that Underlying Index. The policies of a sponsor with respect to the calculation of the relevant Underlying Index could also adversely affect the level of that Underlying Index. A sponsor may discontinue or suspend calculation or dissemination of the relevant Underlying Index. Any such actions could have an adverse effect on the value of the Notes.

Non-U.S. Securities Risk. Some of the equity securities included in the NDX are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

General Risk Factors

The Notes Are Subject to the Credit Risk of the Issuer - The Notes are senior unsecured debt obligations of the Issuer, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

The Estimated Initial Value of the Notes, Which Is Expected to Be Determined by Us on the Trade Date, Is Expected to Be Less Than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any - The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates' internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates' internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The Price of Your Notes in the Secondary Market, if Any, Immediately After the Trade Date Is Expected to Be Less Than the Price to Public - The price to public takes into account certain costs. These costs will include our affiliates' projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the Underlying Indices and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If One of Our Affiliates Were to Repurchase Your Notes Immediately After the Settlement Date, the Price You Receive May Be Higher Than the Estimated Initial Value of the Notes - Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

Lack of Liquidity - The Notes will not be listed on any securities exchange or quotation system. One of HSBC's affiliates intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which one of HSBC's affiliates is willing to buy the Notes, and therefore you may have to sell your Notes at a significant discount.

Owning the Notes Is Not the Same as Owning the Stocks Included in an Underlying Index - The return on your Notes may not reflect the return you would realize if you actually owned the stocks included in an Underlying Index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in either Underlying Index would have. Furthermore, an Underlying Index and the stocks included in an Underlying Index may appreciate substantially during the term of your Notes, and you will not participate in such appreciation.

Potential Conflicts of Interest - HSBC, UBS Financial Services Inc., or any of their respective affiliates may engage in business with the issuers of the stocks included in an Underlying Index, which may present a conflict between the obligations of HSBC or UBS Financial Services Inc., and you, as a holder of the Notes. HSBC, as the Calculation Agent, will determine on each applicable Coupon Observation Date whether the Contingent Coupon is to be paid, and whether the Notes are to be called, based on the Official Closing Level of each Underlying Index. The Calculation Agent can postpone the determination of the Official Closing Level on a Coupon Observation Date and the corresponding Coupon Payment Date or Call Settlement Date, as applicable, if a Market Disruption Event exists on that Coupon Observation Date. Furthermore, the Calculation Agent can postpone the determination of the Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates - HSBC, UBS Financial Services Inc., and their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the level of an Underlying Index, and therefore, the market value of the Notes.

Economic and Market Factors Affecting the Terms and Market Price Prior to Maturity or Call - Because structured notes, including the Notes, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or call. These factors include the levels of the Underlying Indices; the volatility of the Underlying Indices; the dividend rate paid on stocks included in the Underlying Indices; the time remaining to the maturity of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

Potential HSBC and UBS Financial Services Inc. Impact on an Underlying Index - Trading or transactions by HSBC, UBS Financial Services Inc., or any of their respective affiliates in an Underlying Index or in futures, options, exchange-traded funds or other derivative products on an Underlying Index, may adversely affect the level of that Underlying Index, and, therefore, the market value of your Notes.

The Notes Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction - The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations when due, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Uncertain Tax Treatment - There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one reasonable approach, the Notes should be treated as contingent income-bearing pre-paid executory contracts with respect to the Underlying Indices. HSBC intends to treat the Notes consistent with this approach and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations - Tax Treatment of U.S. Holders - Certain Notes Treated as a Put Option and a Deposit or an Executory Contract - Certain Notes Treated as Executory Contracts" in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as contingent income-bearing pre-paid executory contracts.

In addition, the Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor. If, however, a Note is transferred to a non-U.S. holder (as defined in the accompanying prospectus supplement) in the secondary market, because the tax treatment of the Contingent Coupons is unclear, such non-U.S. holder may be subject to 30% withholding tax applicable to any Contingent Coupon, subject to reduction or elimination by applicable treaty, unless income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States. HSBC will not pay any additional amounts in respect of such withholding.

In Notice 2008-2, the Internal Revenue Service ("IRS") and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under "What Are the Tax Consequences of the Notes?" herein and the discussion under "U.S. Federal Income Tax Considerations" in the accompanying prospectus supplement.

6

Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of either Underlying Index relative to its Initial Level. The hypothetical terms used below are not the actual terms that will apply to the Notes. The actual terms will be set on the Trade Date and will be indicated on the cover of the applicable pricing supplement. We cannot predict the Final Level or the Official Closing Level of either Underlying Index on any Coupon Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of either Underlying Index. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity or upon earlier automatic call per $10.00 Note on a hypothetical offering of the Notes, based on the following assumptions (the actual Initial Level, Coupon Barrier, and Downside Threshold of each Underlying Index and the Contingent Coupon Rate for the Notes will be determined on the Trade Date):

Investment term:	Approximately 3 years (unless earlier called)
Hypothetical Initial Levels:	1,000.00 for each Underlying
Hypothetical Contingent Coupon Rate:	9.75% per annum (or 2.4375% per quarter
Hypothetical Contingent Coupon:	$0.24375 per quarter
Coupon Observation Dates:	Quarterly, commencing on November 13, 2023
Call Observation Dates:	Quarterly, commencing on February 12, 2024
Hypothetical Coupon Barrier:	700.00 (70.00% of the Hypothetical Initial Level)
Hypothetical Downside Threshold:	700.00 (70.00% of the Hypothetical Initial Level)

Example 1 - Notes are Called on the Second Coupon Observation Date, Which Is the First Call Observation Date on Which the Notes are Callable

Date	Official Closing Level	Payment (per Note)
First Coupon Observation Date	SPX: 800.00 (at or above Coupon Barrier; below Initial Level) NDX: 1,200.00 (above Coupon Barrier and Initial Level)	$0.24375 (Contingent Coupon)
Second Coupon Observation Date (and First Call Observation Date)	SPX: 1,100.00 (at or above Coupon Barrier and Initial Level) NDX: 1,200.00 (at or above Coupon Barrier and Initial Level)	$10.24375 (Settlement Amount)
Total Payment: $10.4875 (4.875% return)

Since the Notes are called on the Second Coupon Observation Date, HSBC will pay you on the Call Settlement Date a total of $10.24375 per Note, reflecting your Principal Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.24375 received in respect of the First Coupon Observation Date, HSBC will have paid you a total of $10.4875 per Note, for a 4.875% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 - Notes are NOT Called and the Final Level of Each Underlying Index Is at or Above Its Coupon Barrier and Downside Threshold

Date	Official Closing Level	Payment (per Note)
First Coupon Observation Date	SPX: 900.00 (at or above Coupon Barrier; below Initial Level) NDX: 1,200.00 (above Coupon Barrier and Initial Level)	$0.24375 (Contingent Coupon)
Second Coupon Observation Date (and First Call Observation Date)	SPX: 800.00 (at or above Coupon Barrier; below Initial Level) NDX: 1,100.00 (above Coupon Barrier and Initial Level)	$0.24375 (Contingent Coupon)
Third through Eleventh Coupon Observation Dates	Various (lowest Closing Level of at least one Underlying Index below its Coupon Barrier)	$0.00
Final Valuation Date	SPX: 850.00 (at or above Coupon Barrier and Downside Threshold; below Initial Level) NDX: 1,300.00 (above Coupon Barrier, Downside Threshold and Initial Level)	$10.24375 (Payment at Maturity)
Total Payment: $10.73125 (7.3125% return)

At maturity, HSBC will pay you a total of $10.24375 per Note, reflecting your Principal Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $0.24375 received in respect of each of the first two Coupon Observation Dates, HSBC will have paid you a total of $10.73125 per Note, for a 7.3125% total return on the Notes.

Example 3 - Notes are NOT Called and the Final Level of the Least Performing Underlying Index Is Below Its Coupon Barrier and Downside Threshold

Date	Official Closing Level	Payment (per Note)
First Coupon Observation Date	SPX: 900.00 (at or above Coupon Barrier; below Initial Level) NDX: 1,200.00 (above Coupon Barrier and Initial Level)	$0.24375 (Contingent Coupon)
Second Coupon Observation Date (and First Call Observation Date)	SPX: 800.00 (at or above Coupon Barrier; below Initial Level) NDX: 1,100.00 (above Coupon Barrier and Initial Level)	$0.24375 (Contingent Coupon)
Third through Eleventh Coupon Observation Dates	Various (the Official Closing Level of at least one Underlying Index below Coupon Barrier; below Initial Level)	$0.00
Final Valuation Date	SPX: 400.00 (below Downside Threshold and Coupon Barrier) NDX: 1,100.00 (above Coupon Barrier, Downside Threshold and Initial Level)	$10 × (1 + Underlying Index Return of the Least Performing Underlying Index) =$10 × (1 + -60.00%) =$10 -$6.00 =$4.00 (Payment at Maturity)
Total Payment: $4.4875 (-55.125% return)

Since the Notes are not called and the Final Level of the Least Performing Underlying Index is below its Downside Threshold, HSBC will pay you at maturity $4.00 per Note. In addition, the final Contingent Coupon will not be payable because the Final Level of the Least Performing Underlying Index is also below its Coupon Barrier. When added to the Contingent Coupon payments of $0.24375 received in respect of each of the first two Coupon Observation Dates, HSBC will have paid you $4.4875 per Note, for a loss on the Notes of -55.125%.

7

What Are the Tax Consequences of the Notes?

You should carefully consider, among other things, the matters set forth in the section "U.S. Federal Income Tax Considerations" in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. This summary supplements the section "U.S. Federal Income Tax Considerations" in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, the Notes should be treated as contingent income-bearing pre-paid executory contracts with respect to the Underlying Indices. HSBC intends to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC's special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the Notes in accordance with this approach. Pursuant to this approach, HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, HSBC intends to treat any Contingent Coupon paid by HSBC, including on the Maturity Date or upon automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations - Tax Treatment of U.S. Holders - Certain Notes Treated as a Put Option and a Deposit or an Executory Contract - Certain Notes Treated as Executory Contracts" in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as contingent income-bearing pre-paid executory contracts.

The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor. If, however, a Note is transferred to a non-U.S. holder in the secondary market, because the tax treatment of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty), unless the income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States. We will not pay any additional amounts in respect of such withholding. In order to claim an exemption from or a reduction in the 30% withholding tax, a non-U.S. holder of the Notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from, withholding under an applicable tax treaty. If you are a non-U.S. holder, you should consult your tax advisors regarding the tax treatment of the Notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ materially and adversely from the treatment described above. For example, the Notes could be treated as debt instruments that are "contingent payment debt instruments" for U.S. federal income tax purposes, subject to the treatment described under the heading "U.S. Federal Income Tax Considerations - Tax Treatment of U.S. Holders - U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes - Contingent Notes" in the accompanying prospectus supplement.

In Notice 2008-2, the IRS and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

HSBC will not attempt to ascertain whether any of the entities whose stock is included in the Underlying Indices would be treated as a passive foreign investment company ("PFIC") or United States real property holding corporation ("USRPHC"), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlying Indices were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlying Indices and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlying Indices is or becomes a PFIC or USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals' gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A "dividend equivalent" payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments ("ELIs") that are "specified ELIs" may be treated as dividend equivalents if such specified ELIs reference an interest in an "underlying security," which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on the Issuer's determination that the Notes are not "delta-one" instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Indices or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Indices or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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Information About the Underlying Indices

The Nasdaq-100 Index®

Description of the NDX

The Nasdaq-100 Index® ("NDX") is a modified market capitalization-weighted index of 100 of the largest non-financial companies listed on the NASDAQ Stock Market based on market capitalization. It does not contain securities of financial companies (based on the Financials industry classification according to the Industry Classification Benchmark). Each underlying stock's influence on the level of the NDX is directly proportional to the value of its share weight.

For more information about the NDX, see "The Nasdaq-100 Index®" beginning on page S-31 of the accompanying Equity Index Underlying Supplement.

Historical Information of the NDX

The following graph sets forth the historical performance of the NDX based on its daily historical closing levels from August 9, 2013 through August 9, 2023 as reported on the Bloomberg Professional® service ("Bloomberg"). The black line represents its hypothetical Coupon Barrier and hypothetical Downside Threshold, both of which are 70.00% of its Official Closing Level on August 9, 2023. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical levels of the NDX should not be taken as an indication of future performance.

Source: Bloomberg

The S&P 500® Index

Description of the SPX

The S&P 500® Index ("SPX") is a market capitalization-weighted index intended to provide a performance benchmark for the large-cap U.S. equity markets. The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy.

For more information about the SPX, see "The S&P 500® Index" beginning on page S-55 of the accompanying Equity Index Underlying Supplement.

Historical Information of the SPX

The following graph sets forth the historical performance of the SPX based on its daily historical closing levels from August 9, 2013 through August 9, 2023 as reported on the Bloomberg. The black line represents its hypothetical Coupon Barrier and hypothetical Downside Threshold, both of which are 70.00% of its Official Closing Level on August 9, 2023. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical levels of the SPX should not be taken as an indication of future performance.

Source: Bloomberg

Correlation of the Underlying Indices

The following graph sets forth the historical performances of the S&P 500® Index and the Nasdaq-100 Index® from August 9, 2013 through August 9, 2023, based on the daily Official Closing Levels of the Underlying Indices. For comparison purposes, each Underlying Index has been normalized to have a closing level of 100.00 on August 9, 2013 by dividing the Official Closing Level of that Underlying Index on each day by the Official Closing Level of that Underlying Index on August 9, 2013 and multiplying by 100.00.

We obtained the Official Closing Levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlying Indices should not be taken as an indication of future performance. Future performance of the Underlying Indices may differ significantly from historical performance, and no assurance can be given as to the Official Closing Levels of the Underlying Indices during the term of the Notes, including on any Coupon Observation Date or on the Final Valuation Date. We cannot give you assurance that the performances of the Underlying Indices will result in the return of any of the Principal Amount.

Historical Performance of S&P 500® Index and Nasdaq-100 Index®

— S&P 500® Index — Nasdaq-100 Index®

PAST PERFORMANCE OF THE UNDERLYING INDICES IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of a pair of Underlying Indices over a given period, the more positively correlated those Underlying Indices are. The graph above illustrates the historical performance of each of the Underlying Indices relative to the other Underlying Index over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying Index has historically been to another. For additional information, see the information set forth above under “Key Risks –Because the Notes Are Linked to the Performance of More Than One Underlying Index, There Is a Greater Risk of Contingent Coupons Not Being Paid and of You Sustaining a Significant Loss on Your Investment.”

The lower (or more negative) the correlation between two Underlying Indices, the less likely it is that those Underlying Indices will move in the same direction and, therefore, the greater the potential for one of those Underlying Indices to close below its Coupon Barrier or Downside Threshold on a Coupon Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlying Indices are, the greater the likelihood that at least one of the Underlying Indices will decrease in value. This results in a greater potential for a Contingent Coupon not to be paid during the term of the Notes and for a loss of principal at maturity. However, even if two Underlying Indices have a higher positive correlation, one or both of those Underlying Indices might close below its Coupon Barrier or Downside Threshold on a Coupon Observation Date or the Final Valuation Date, respectively, as both of those Underlying Indices may decrease in value together.

The terms of the Notes will be based, in part, on the correlation among the Underlying Indices, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Contingent Coupon Rate than would be payable on notes that have a higher degree of correlation.

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Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described herein, except that the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Final Level and if a Contingent Coupon is payable. If a Market Disruption Event exists with respect to an Underlying Index on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying Index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying Index Return will be made on such date, irrespective of the existence of a Market Disruption Event with respect to the other Underlying Index occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

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Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. will agree to sell to the Agent, and the Agent will agree to purchase, all of the Notes at the price to public indicated on the cover hereof. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. Neither HSBC nor any of its affiliates will pay any underwriting discounts.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include UBS Financial Services Inc., in connection with the sale of the Notes and UBS Financial Services Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement related to this free writing prospectus in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Settlement Date set forth on the cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Settlement Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-83 in the accompanying prospectus supplement.

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